Exhibit 99.1

On July 25, 2017, The Interpublic Group of Companies, Inc. held a conference call to discuss its results for the second quarter and first six months of 2017.

CALL PARTICIPANTS

IPG PARTICIPANTS
Michael Roth
Chairman of the Board and Chief Executive Officer

Frank Mergenthaler
Executive Vice President and Chief Financial Officer

Jerry Leshne
Senior Vice President, Investor Relations

ANALYST PARTICIPANTS

Alexia S. Quadrani J.P. Morgan John Janedis Jefferies Peter Stabler Wells Fargo Securities Steven Cahall RBC Capital Markets Daniel Salmon BMO Capital Markets David Joyce Evercore ISI

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS
Operator:
Good morning, and welcome to the Interpublic Group second quarter 2017 earnings conference call. . . . I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:
Good morning. Thank you for joining us.
We have posted our earnings release and our slide presentation on our website, interpublic.com. This morning we are joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks, to be followed by Q&A. We plan to conclude before market open at 9:30 Eastern.
During this call, we will refer to forward-looking statements about our Company. These are subject to the uncertainties in the cautionary statement that is included in our earnings release and the slide presentation, and further detailed in our 10-Q and other filings with the SEC. We will also refer to certain non-GAAP measures. We believe that these measures provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.
At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Jerry, and thank you all for joining us this morning as we review our results for the second quarter and first half of 2017. I’ll start out by covering highlights of our performance. Frank will then provide additional detail, and I’ll conclude with an update on our agencies and the tone of business, to be followed by our Q&A.
Our organic growth slowed in the second quarter to 40 basis points, and was 1.0% excluding the impact of lower pass-through revenues. For the first six months of the year, our organic growth was 1.5%, and 1.7% excluding the impact of pass-throughs.
These results are not at the strong levels we have achieved over a number of years. Nonetheless, we continued to see positive growth momentum from a number of our agencies, notably in our media, digital and creatively driven disciplines. In Q2, we were led by increases at Mediabrands, McCann Worldgroup, Hill Holliday and Huge.
In terms of client sectors, we continued to see notable strength in healthcare, along with growth in the auto & transportation, retail and government sectors. These increases, however, were offset in the quarter by an unusually soft tech & telecom sector, along with decreases in financial services and significant cuts in consumer goods.
Regionally, U.S. organic growth was 70 basis points in the quarter, and, excluding the impact of lower pass-through revenues, was a full percent higher at 1.7%. The organic growth of our international markets was flat. We had increases in the U.K., Canada and South Africa, a flat LatAm region, and decreases in AsiaPac and Continental Europe.
This lower level of organic growth impacted operating profit in the quarter, which decreased from a year ago, to $207 million from $224 million. Operating margin was 11.0% compared to 11.7% in Q2-16, and decreased 30 basis points for the first six months.
During Q2 we used $60 million to repurchase 2.5 million shares, while over the trailing 12 months we utilized approximately $305 million for share repurchases. Since instituting our return of capital programs in 2011, we have returned $3.3 billion to shareholders in dividends and share repurchases, as well as reduced our dilutive share count by 28%.
Despite the fact that our year is off to a slow start, we continue to target 3 - 4% organic growth, although at the low end of that range. And we remain committed to delivering 50 basis points of operating margin expansion, to 12.5% for the full year. We’ve just completed the mid-year update with our agency leadership teams, and the tone and substance of those business reviews say that these goals remain achievable.
Importantly, in light of the broader caution that’s impacting clients’ willingness to spend, our teams remain fully focused on achieving our targeted margin improvement for the year. As you’d expect, we have intensified our plans to bring expenses fully in line with revenue in the second half.
Given our increased investment under robust growth over the last seven years, it wasn’t possible to reduce expenses in time to keep up with the slowing we experienced during Q2. But our strong record of expanding margins over many years speaks to the strength of our cost disciplines and our ability to execute. We are confident that the second half will benefit from our heightened focus on our expense base.
On the top line, we do expect to see improvements going forward, with modestly stronger growth from the advertising discipline in the second half, particularly with our largest clients. Some digital work, which is project-based by nature, was also uncharacteristically soft in Q2. Our digital agencies are best-in-class, with track records of delivering on their commitments, and results there should pick up in our second half.
Growth at our PR agencies is also expected to improve. This is a group that has outgrown the industry very consistently, with high-single-digit top-line cumulative growth over the past three years, and along the way has redefined the PR discipline for the digital age. Our takeaway from our recent review is that their second quarter, while disappointing, was an anomaly. The second half should reflect a stronger pipeline in these project-based businesses.
Our media business has continued to perform very well, and, as I remarked earlier, McCann, our largest agency, also had solid Q2 growth.
The macro climate in the U.S. and the overall tone from clients is supportive of a stronger second half, despite challenges caused by the political uncertainty. As you know, geographically the U.S. represents over 60% of our revenue mix, and our mid-year update says it should perform better in H2.
Obviously, our growth in the U.S. and that of our peer group so far this year has led to larger questions being asked about our sector. Accordingly, it is worth repeating that our media agencies continue to demonstrate their strong value for clients. The importance of the media agency has been amplified, rather than lessened, by the many demands of a complex, fragmented and data-driven consumer media environment. This remains true even at a time when the size and influence of the largest digital media platforms continues to grow.
And, while headlines would tell you otherwise, the consultancies remain largely at the periphery of our commercial markets. We continue to see growing revenue streams for the combination of transformational consumer strategies coupled with the ability to execute at scale. That offering is unique to our industry.
On the other hand, there are challenges that have been having an impact. All of us in this industry are contending with significant pressure from our consumer goods clients. Although the sector represents less than 10% of IPG’s revenue, it had a disproportionate negative impact on our growth in the quarter. This trend is not new, but reductions have intensified over the course of the year. We are focused on opportunities to mitigate those pressures, both by continuing to improve efficiencies and by consolidating a greater share of these clients’ businesses.
Across the IPG portfolio, we are confident in the outstanding quality of our people and our work. We remain focused on our client relationships and will seek to leverage our client base and convert new business to meet our revenue target. We will, of course, continue to make controlling costs a high priority, in order to ensure that we deliver on our operating-margin-improvement target for the full year.
At this stage, I’ll turn things over to Frank for additional details on our results, and I will join you after his remarks for an update on our operating units, to be followed by a Q&A.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Thank you, Michael. Good morning, everyone.
As a reminder, I will be referring to the slide presentation that accompanies our webcast.
On slide 2, you’ll see an overview of results, a number of which Michael touched upon.

•	Organic growth was 40 basis points in the second quarter, and was 1.5% for the six months, both below our expected rate for the year.

•	Our top-line slowdown put pressure on overall profitability.

◦	Second-quarter operating profit was $207 million, with operating margin of 11.0%. For the six months, operating profit was $236 million, and operating margin decreased 30 basis points.

◦
Second quarter diluted earnings per share was $0.24, and was $0.27 as adjusted for the disposition of small non-strategic agencies, which is comparable to $0.33 a year ago. For the six months, that adjusted comparison is $0.32 this year, compared with $0.36 a year ago.

•	Q2 average fully diluted shares decreased 2.3% from last year due to our share repurchase program.
Turning to slide 3, you’ll see our P&L for the quarter. I’ll cover revenue and operating expenses in detail in the slides that follow.

Slide 4 has more detail on our revenue growth.

•	Revenue was $1.88 billion in the quarter, a decrease of 1.7%.

◦	Compared to Q2-16, the impact of the change in currency exchange rates was negative 1.1%.

◦	The impact of net dispositions was negative 1.0%.

◦	The resulting organic increase was 0.4%.

•	Organic growth was somewhat higher, at 1.0%, when excluding the $11 million decrease in our pass-through revenues, which occurred mainly in our events business in the U.S.
As you can see on the bottom half of this slide, the organic increase in the second quarter was 1.0% at our Integrated Agency Networks. This was led by Mediabrands, with another strong performance, along with McCann, Hill Holliday and Huge.
At our CMG segment, the organic change was negative 2.2% in Q2, though not as steep excluding the decrease in pass-through revenue, and increased 1.0% organically for the six months.
Moving on to slide 5, revenue by region:

•	In the U.S., Q2 organic growth was 70 basis points and was 1.7% excluding the impact of lower pass-through revenues. We had very good performance from Mediabrands, McCann, Hill Holliday and Huge.

•	In the U.K., organic growth was 1.9% and, here again, growth was stronger at 3.2% excluding lower pass-through revenues in our events business. We had leadership from McCann and Mediabrands.

•
In Continental Europe, our organic revenue change was negative 2.5%. That is a departure from recent performance on the Continent, as it includes the impact of a recent account loss. We continued to see mixed performance in our largest markets. While Germany increased in the quarter, we had decreases in France, Spain and Italy.

•	In AsiaPac, our organic decrease in Q2 was 1.1%. While we had growth in India and Australia, it was more than offset by decreased revenue in Japan and in China, where the market remains notably soft.

•
In LatAm, Q2 organic growth was flat, on top of 16% growth a year ago. The macro environment in Brazil remains challenging, but we continued to have very strong performance across Mexico, Argentina and Chile.

•	In our Other markets group, organic growth was 3.2%, which was due to strong increases in Canada, driven by Mediabrands, and South Africa, driven by FCB.
Moving on to slide 6, we chart the longer view of our organic revenue change on a trailing-12-month basis. The most recent data point is 3.2%.
On slide 7, we turn to our operating expenses.

•	In the second quarter, our total operating expenses decreased by 90 basis points from a year ago, under our reported revenue decrease of 1.7%. The FX impact to operating expenses was negative 1.2%.

•	Our ratio of total salaries & related expenses to revenue was 65.7%.

◦	Compared to a year ago, we de-levered on SRS due to decelerating revenue growth and a decrease in pass-through revenues, which are offset in our O&G expense.

◦
Total headcount at quarter-end was approximately 50,200, an increase of 100 from a year ago. This reflects hiring in support of growth in areas such as digital, creative and media, as well as the impact of our business dispositions over the past 12 months.

•
Our ratio of total O&G expenses to revenue was 23.3%, an improvement of 90 basis points from a year ago, which is the result of lower pass-through expenses, and a decrease in our travel & entertainment and telecom expenses.

Slide 8 depicts our operating margin history on a trailing 12-month basis. The most recent data point is 11.9%.
Slide 9 is provided for the clarity of our year-over-year earnings per share comparison. This is the adjustment from diluted earnings per share of $0.24 as reported in the quarter to $0.27 per share as adjusted.
It’s fairly straightforward. Our pre-tax results include a below-the-line loss of $13.1 million related to the sale of small, nonstrategic agencies. As you can see, we had no tax benefit against the loss, so the impact of the $13 million was $0.03 per diluted share.
For the six months, we are adjusting similarly, from $0.29 as reported to $0.32.
Slide 10 is our second-quarter cash flow.

•
Cash provided by operations was $219 million, compared with $100 million a year ago. The comparison reflects $25 million of cash generated from working capital this year, compared with cash used in working capital of $121 million a year ago. As we have pointed out previously, working capital is volatile by quarter; these numbers are within the range of our previous second quarters.

•	Investing [activities] used $63 million, mainly in cap-ex.

•	Our financing activities used $263 million in the quarter, chiefly for dividends and share repurchases, and a decrease in our short-term borrowings.

•	Our net decrease in cash and marketable securities for the quarter was $119 million.
Moving on to slide 11, the current portion of our balance sheet, we ended the second quarter with $661 million of cash and short-term marketable securities, compared with $675 million a year ago. The comparison to December 31 reflects that our cash level is seasonal and tends to peak at year end. Under our current liabilities, the current portion of long-term debt is our $300 million 2.25% Notes maturing in November of this year.
On slide 12 we show our debt deleveraging from a peak of $2.33 billion in 2007 to $1.82 billion at the most recent quarter end.
In summary, on slide 13, while our year is off to a slower start than expected, we are confident that the quality of our talent, along with our focused investment and cost disciplines, mean that we are well-positioned for continued value creation, and our balance sheet remains an important source of strength.
With that, let me turn it back to Michael.

Mr. Roth:
Thank you, Frank.
Our results in the quarter reflect the fact that macro uncertainty and political gridlock are affecting spend, particularly in the U.S., with clients demonstrating caution in terms of releasing budgets.
We don’t see these as indicators of a broad-based economic downturn. This is important because, as you know, we always manage to the full year.
Our agencies and our people remain best-in-class, and our recent mid-year business reviews indicate that our operators have a range of opportunities in the second half of the year that make the lower range of our 3 - 4% annual organic revenue growth target achievable. Our new business pipeline remains solid, and we are fully competitive when opportunities do arise.
It bears noting that, in order to deliver 3% or better organic revenue growth for the year, we are not relying on winning significant net new business. The key will, as always, be to focus on our current client roster, especially those among our top 20. We believe that, among those existing clients, we have line of sight into the growth that we require and that, in the second half, clients follow through on investment in order to drive their business results. This should be particularly beneficial for our project-based businesses, especially in digital, marketing services like PR, and healthcare - all areas in which we have exceptional agencies and capabilities.
In terms of margins, we have consistently demonstrated our ability to improve profitability. As mentioned at the outset of this call, given the industry-leading growth we’ve posted over the last seven years, the timing of expense reductions couldn’t keep up with the slowing we experienced during the second quarter. But our teams are fully focused on protecting and enhancing margin for the balance of the year.
We will continue to invest in those businesses that are delivering growth, as well as on strategically important areas such as creative and digital talent, as well as our data stack and tools. Concurrently, we’ve put into place plans to control costs in all other areas of the business, in order for us to succeed in bringing expenses into line during the second half of the year and delivering on our 50-basis-point target of operating margin improvement for 2017.
Turning to operational matters, on the talent front we are pleased that our corporate culture and values continue to make us a leading destination for much of the industry’s best people.
We continue to attract top talent from our traditional peer set, in emerging areas across all the digital spectrum, as well as data and tech-enabled marketing.
A full range of our agencies are active in areas such as artificial intelligence, which is being used to create customized, targeted messaging, and which informs our programmatic delivery of digital media. We are also seeing AR and VR playing a role in storytelling for brands, whether in the advertising or PR space, as well as in rich user experiences crafted by our CRM, experiential and shopper marketing agencies.
We are also proud of our longstanding commitment to promoting diversity and inclusion. We have made meaningful strides and lead the industry on many fronts, but there remains a lot of work to be done. As mentioned on last quarter’s call, an area on which we are increasingly focusing is our ability to recruit, develop and promote women of color.

Highlights at the agency level were led by Mediabrands, which posted a very strong quarter. UM won the Accenture business domestically and the global assignment for Coach. The agency’s “Better Science, Better Art, Better Outcomes” positioning is really resonating in the marketplace. Cadreon continues to be a leader in the programmatic space, due to the combination of its technology expertise and media-agnostic model. Reprise, Society and Ansible round out a strong digital offering, from search through social and mobile capabilities. Our position on transparency and the fact we do not take principal positions in media are increasingly strong differentiators with clients seeking to navigate the complex and opaque media landscape.
McCann had a solid quarter overall, with notable wins in Europe with Reckitt Benckiser and in Asia with Sony. The agency’s performance in creative competitions continued to be outstanding. The agency was the most-awarded Cannes agency in North America and won numerous Grand Prix for its Fearless Girl campaign, which was one of the most-awarded creative ideas at the Festival. MRM won its first-ever Grand Prix at Cannes, and the network features strong e-commerce and digital consumer journey capabilities. Momentum is combining physical events and digital experiences. And McCann Healthcare was named Cannes Healthcare Network of the Year for the second consecutive year.
Our digital specialist agencies, R/GA and Huge, continue to provide leading-edge services to an increasingly large range of clients. R/GA won its first-ever Grand Prix at Cannes for media, with its work for Jet.com. The agency recently opened offices in Tokyo and Berlin and named a Chief Technology Officer. Through its Accelerator programs, we get first looks at exciting startups in everything from connected sports to the ways the Internet of Things is transforming retailing, transportation and a host of industries. We were also pleased to see R/GA win Nikon and Johnnie Walker earlier this month.
At Huge, the transition from an agency with deep expertise in digital and UX design to one that combines these offerings with marketing services is well underway. Growth in the second quarter was solid, and its U.S. network is now fully developed. Both Huge and R/GA have been pioneers, and remain ahead of the game, in developing business-transformation consulting practices. This is an offering more of our agencies will be incorporating into their core capabilities going forward.
It’s an area that will be highly complementary to the increasingly strategic and digital services provided by our PR agencies. Weber Shandwick and Golin remain market leaders. Despite a macro and client climate that saw clients hold back on projects, we are confident in these agencies, based on their very strong track record in recent years. At the 2017 PRWeek U.S. Awards, IPG had a dominant showing, taking home over a dozen major awards, more than twice the number of honors won by any other holding company. Weber Shandwick not only won Agency of the Year from PRWeek, it also earned that designation from The Holmes Report, which also named it European Consultancy of the Year. The collaboration among our CMG units, including Octagon for sports marketing, Jack Morton in event marketing and FutureBrand, is not only terrific within CMG, but also a key driver of many of the open architecture solutions we deliver to clients across the holding company.
At FCB, we continue to see strong performance from the agency’s flagship office in Chicago and at FCB Health. FCB Health’s Area 23 was named Healthcare Agency of the Year at Cannes. FCB New York retained the important FDA client, and the network bolstered its management teams in London and Shanghai, two key markets. In July, the agency also announced two important account wins. FCB Canada prevailed in the BMW review, which adds to the agency’s U.K. and pan-European relationship with this great brand. And, in very significant news from India, FCBUlka won GSK’s iconic Horlicks brand.

During the quarter, MullenLowe made a number of key moves in international markets. The agency unveiled its hyperbundled agency offering in China, bringing together MullenLowe and Profero agencies in Shanghai. It also opened a third agency in India, to be named PointNine Lintas, and launched MullenLowe in Japan. Just last week, we announced the acquisition of strategic communications agency salt, which will strengthen the key London office, where MullenLowe was recently named the U.K.’s most effective agency, as well as Agency of the Year, at the Effie Awards. The network also remains very active in terms of new business activity.
Among our U.S. independents, Hill Holliday has been a strong performer and is also increasingly active in pitch activity, as is Carmichael Lynch, which features an outstanding embedded PR and social agency. Deutsch and The Martin Agency are premier creative agencies, which, as we have previously mentioned, are increasingly involved on our integrated, holding-company client engagements.
A number of our competitors have been touting their unified solutions or holding company teams. As you know, this is something we’ve been working on for the better part of a decade. As an ex-client, I know how compelling an open-architecture offering, custom built to meet the needs of my business, can be. We continue to excel in this area, whether in competitive reviews or, increasingly, as an offering that we are developing for existing clients. We’ve recently seen increased demand for this approach with healthcare and pharma clients. We are also extending the collaborative, open-architecture approach by bringing it to bear through a consultative model that proactively engages clients to solve their most challenging business problems.
The other area in which we see significant opportunity is data and analytics. We’ve been bringing together data sets from across the Company, as well as from a range of external partners. By adding to our stack, we improve our ability to match online and offline data at scale. Ultimately, we believe our data platform will be able not to only drive decision-making in our media investments on behalf of clients, but also inform our creative process, and also prove out the value of the ideas and work we deliver to our clients. We’ll have more on that as we execute on our plans, but this is a very exciting area of the business.
Going forward, we realize that market conditions have become more challenging, but by staying focused on our clients and on execution, we know we can continue to deliver strong results. While the second quarter is not up to the level of the expectations created by three years of outstanding growth, our performance year-to-date keeps us right in the mix with our principal peers.
In terms of awards per dollar of revenue, we led the industry at Cannes. And no holding company won as many Grand Prix as we did. At this year’s North American Effies, we were named Most Effective Holding Company. This is why, as mentioned in my opening remarks, we are confident in the quality of our people and our work.
The key focus will be on our client relationships, new business and leveraging our existing client base for organic growth. We will also remain relentless and vigilant in terms of controlling costs.
That’s how we can deliver within the 3 - 4% range that we have as a target for organic revenue in 2017, and also improve operating margin by 50 basis points. Combined with the strength of our balance sheet and our proven commitment to capital return, this will allow us to create value and further enhance shareholder value.
As always, I thank you for your support and your time. And with that, I’ll open it up for questions.

QUESTIONS AND ANSWERS
Operator:
. . . . Our first question is from Alexia Quadrani from J.P. Morgan. Your line is open.
Alexia S. Quadrani, J.P. Morgan:
Thank you, and thank you for all the detail on the results in the quarter. But, Michael, I was going to ask: if you were to highlight, really, what was the delta that caused the step down in Q2? Was it more intense pressure from the consumer group or a pullback in those one-offs that you described like digital and PR, more project-based sort of anomalies? I’m just trying to get a better sense of what really got worse to perhaps get better comfort on why this might somewhat correct itself in the back half.
Michael Roth, Chairman of the Board and Chief Executive Officer:
That’s a fair question, Alexia. And I thought I’d tried to address some of it. But let me take it through from the top. In many of these calls, you hear us talk about our top 20 clients. And with these top 20 clients, I’ve very proudly said that we’ve experienced unusually high growth versus our overall performance from these top 20 clients. At some points, it was double what we’ve reported. Sometimes, I actually gave out the number, which I shouldn’t have. I will tell you that for this quarter, particularly, our top 20 clients remained pretty much in line with our overall results. That’s what gives us some comfort with respect to the line of sight we see in the second half. These clients are in the financial position to invest in their media dollars and their advertising spend. And, frankly, they have to in the second half to maintain market share and grow their businesses. So, that will be a primary focus for our people, to get those top 20 clients performing the way they have in the past.
The second item, these digital projects, what’s happened to our business is, clearly, a lot of it is project-based, as you point out. And what’s interesting is our digital products are becoming much larger in scope. So what you see is projects that are inherently choppy because project business is exactly what it is: it’s projects. And because they’re larger in scope, when these projects run off, if you don’t have large projects to offset that, it gives us a much more choppy result on a quarter-to-quarter basis. So what we see is, in the second quarter, we were missing some of these large projects to replace the ones that have run off. But we do see line of sight in terms of our pipeline, where we believe our digital agencies, and our other agencies, should be able to capitalize in the second half.
The one that’s notable is our PR business. We said - the project business on the PR side for the second quarter was negative at Weber Shandwick. This is an anomaly, and we believe that for the second half, we’ll see a pickup in the PR business on the project-side business.
The other thing to focus on was our sectors. Tech & telecom, which has historically been a good driver for us, was down in the second quarter - we were cycling through a particular client loss, Sprint. But it is 20% of our overall mix, and we do see some recovery in the second half in tech & telecom.
And the other part of it is, as I indicated, Mediabrands continues to provide good growth and high margins for us given the fact that they’re highly competitive in the marketplace, and their clients are in the right sectors in terms of growth opportunity. And McCann had a solid result in the second quarter, which, obviously, is a big portion of our overall revenue.
On your question of the overall economy, we believe that the U.S. economy is fine. There is some question, and maybe some clients are holding back, but we do believe that what we do actually works in the marketplace, and clients have to spend in order to drive their business results. So that’s where we see the visibility in the second half of the year. This is not 2008 or anything like that.
And, again, some of our results are particularly relevant to particular clients. So, for example, the weakness that we saw in Continental Europe related to the SEAT loss that we had, and we’re flowing through that. So some of it is client-specific, and that’s why I say we’re addressing our major clients and see opportunities in the second half.
I’m not belittling the comments about the consumer goods environment. There’s no question that that had an impact in the second quarter on our results. Candidly - I don’t know whether I’m supposed to say this - but it had about almost a 1%, about a 0.8%, impact on our revenue growth in the consumer goods side of the business. There, too, we think that our clients are overreacting, frankly, in their cuts. And, in fact, you see some of our clients officially say that they’ll be spending stronger in the second half of the year.
So when you put all that together, that’s why we’re maintaining the 3 - 4, albeit on the lower end of the scale. What’s also important is we have extreme focus on our ability to deliver on the margin. Because that - as you know, we have a variable cost structure, and we’ve already started actions to bring our expense line in line with the revenue.
Ms. Quadrani:
Thank you, Michael, that was super helpful. And just one real quick follow-up, and I think you just started to touch on this on the margin and the margin target for the year, which you’ve committed to.
Mr. Roth:
Right.
Ms. Quadrani:
I think you highlighted in your opening comments, maybe Frank did, that one of the reasons for the softness in profitability in the quarter was the weakness in Continental Europe. It sounds like from what you’re saying that, even if that weakness in Continental Europe persists, you feel that with the cutting, with the cost cuts, you’re comfortable with the target still? Or is it predicated on maybe a bit of improvement in Continental Europe?
Mr. Roth:
Yes, we don’t see a big recovery in Continental Europe. Over 60% of our revenue is in the U.S., so even though our industry is seeing some softness in the U.S, we had 1.7%, if you exclude the pass-throughs, organic growth in the second quarter, and we had, what, 1.8% in the first half in the U.S. So we need stronger growth in the second half, but we’re not starting from a zero base in the U.S. Frankly, some of our peers are. So obviously, we believe our U.S. business is very solid and something we believe should turn around a bit, particularly on the project side of the business, in the second half.
Ms. Quadrani:
Thank you so much.
Mr. Roth:
Thank you.

Operator:
Thank you. Our next question is from Mr. John Janedis from Jefferies. Your line is open.
John Janedis, Jefferies:
Thank you. A couple for me, too. Michael, maybe we could start on your comment related to tech & telecom. Are you seeing any kind of impact from consolidation on that front? And on the tech side, are the larger players increasing share to the point that they’re impacting spend from the midsized competitors?
Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, I don’t see us - the effect of the mergers really having an impact. I don’t think we’ve really seen that take place. Candidly, on tech & telecom, we’re still cycling through the loss of Sprint at Deutsch. We did have a pullback on some of our project-based clients in the tech & telecom space. We do see a line of sight that, with respect to those clients, we think we’ll see a recovery in the second half, as well as some of our other tech & telecom. That’s an important sector for us. We have a very good solid client base there, and that’s where I think we’ll see additional spending in the second half.
Mr. Janedis:
Okay. And then, separately, shifting back outside the U.S., it’s really unusual to see the non-U.S. markets in such a tight range around zero, and so I wanted to ask you: is that a function of your U.S. multinational clients? Or is there something broader to speak to, given the talk, at least in the U.S., that you spoke to around some of that politically driven uncertainty?
Mr. Roth:
I think there’s a pullback in China. I think everyone is seeing a pullback in China. In Latin America, Brazil affected us to a larger extent. As Frank said, we had really positive results in Mexico and Argentina, Chile and Other. So that basically netted out to being flat in Latin America. Previously, we’ve been up 15% in Latin America, so I think we’re seeing Brazil affect us more dramatically in those markets. And, again, in Continental Europe, as I said, we had some client losses that reflected that.
So no, I don’t see that. Look, the U.K, if you exclude pass-throughs, is up 3.2%, something around that. So we see a solid business in the U.K. We’re not counting on a big recovery in Continental Europe. India, we saw growth. Australia, we saw growth. So there are growth markets on the international side, and we’re adversely affected by some of our losses and some just general economic environments, but it’s not similar to - the U.S. isn’t similar to those markets.
Mr. Janedis:
Okay. And one quick one for Frank. Just given your comments, can you speak to the levers and the operating margin outlook for the back half of the year? On the outlook as well, do you expect to see a larger tailwind from net new business in the second half of the year versus the first half?
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
John, I think that, as Michael pointed out, it’s critical for us to grow our existing book of business, especially around the top 20. So, growth is important. As the teams came through midyear reviews over the past couple of weeks, the message was, if revenue was a bit softer than expected, we would expect to see actions to defend the margin targets for the year, and we’re pleasantly surprised the number of agencies have already started to put those actions in place. And, mostly, it’s around headcount.

Mr. Roth:
Let me add to that. We’re net, frankly, we’re net-new-business positive. Not a lot, but we’re net-new-business positive. I hope in the next couple of weeks, we’ll be announcing some nice wins, whether it be on the media side or on the creative side, so we hope to see that. That doesn’t necessarily mean that we’re going to see the revenue impact in the second half of the year, but it goes to the issue of our business units and how competitive they are.
What you’re not asking me, which is a relevant question, is, if we don’t reach the 3 - 4% organic growth, can we still reach our target of 50 basis points? I know you had that question, John, right? You’re just sort of being kind. I do believe that if we miss the 3%, we should be able to expand margin to achieve our 50 basis points. Obviously, we can’t miss it by a lot. So everyone in the room can relax. But I do believe that we have some room in there that if we miss that organic number, there’s an opportunity to continue to meet our targets.
Mr. Janedis:
Alright, thank you.
Mr. Roth:
Okay.

Operator:
Thank you. Our next question is from Mr. Peter Stabler from Wells Fargo Securities. Your line is open.
Peter Stabler, Wells Fargo Securities:
Good morning. Thanks for taking the question. I wanted to ask about budgeting. So one of the themes we’ve been seeing playing out on the CPG staples side, across some of the commentary that these companies are offering for their own investors, is the allocation of spending versus - working versus nonworking. And we’re just wondering if you could comment on that. Are you seeing clients focusing on the dollars spent on asset creation? And questioning whether they’ve been historically spending too much there and trying to preserve their media budgets as top lines are slowing? That seems to be playing out in that sector. Wondering if there’s any fear inside your halls that there’s some contagion there, and some other large categories start reexamining how they split their money between asset creation and media spending.
And then, secondly, just a quick one. Wondering if you can talk a little bit about the progression through the quarter. I know you’re usually unwilling, or somewhat reluctant, to talk about monthly results, and we understand that, and we understand why, but we also know that June is a particularly important month for you. So, any comments on how June did versus your expectations?
Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, we don’t give out monthly guidance; we’ll stick to that. But, look, we were disappointed in June. I mean, we - up through May, we were - obviously, we saw that there was softening on the revenue side, and we were hoping to see June come in as we always do on a stronger basis. And that we did not see.
And that gives rise to the question of what are we seeing, and that’s why the whole conversation we’ve been having on project base. We did a deep dive on that, and that’s where you see the impact of project-based businesses. And, especially where you see runoffs of large projects and without a large project replacing it immediately. Our clients don’t take into consideration the timing of our wins and losses in projects. So, we had a disappointing June, and that’s what gave rise to it.
But all of that is taken into consideration when we do our business planning for the rest of the year, and that’s why we’re saying what we are in terms of the organic 3 - 4% and the 50 basis points.
On the question of allocation, one particular client indicated that the media spend, they are going to increase in the second half of the year. I think clients look at their allocation in media just like they do any other investment. And that is, what - where do they get the best buck in terms of allocating their dollars? And, frankly, that’s good for us, because it gives us a whole varied opportunity on where clients should put their money, where do they get the best dollars, and how can we help them optimize those spends. Obviously, digital continues to be an important part of that, and what content goes with the digital.
So I think it argues in favor of our integrated offering, where we can look at these spending habits and provide higher ROI with less spend on the media dollars. But, clearly, clients - what we do actually works, and that’s why I believe, on the CPG side, clients are going to have to spend dollars to maintain market share. And we’re going to be working very closely with our clients to really look at the question you’re asking and say, where do you get your better bang for your buck. And, frankly, every time we’re in front of a client, that’s a good thing, because we have the tools and resources to do that. And I think there’s a lot of pressures on our clients in terms of bottom line. But if they’re not selling their products, they can watch their costs all they want, but they’re going to have to ultimately sell those products. So that’s really where we earn our keep. And I think that’s how we’re looking at media spend.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Peter, this isn’t a new phenomenon, right? Clients have been looking for their ROI spend on their marketing dollars for as long as we’ve been around. And the more data that’s out there, and analytics are out there to show the return on those investments, there’s the better it puts - the better stead it puts for us.
Mr. Stabler:
Thank you.
Mr. Mergenthaler:
You’re welcome.

Operator:
Thank you. Our next question is from Mr. Steven Cahall from Royal Bank of Canada. Your line is open.
Steven Cahall, RBC Capital Markets:
Thank you. Maybe just to reverse for me. Michael, I’m sorry to split hairs here, but you used the term “a line of sight” a few times. And I’m just wondering if you can put that into a little more context with us. Is line of sight defined as, you’re starting to see an improvement in the client activity, or is line of sight more that, based on the implied growth you’ve got in the back half of the year, it kind of comes back to just this expectation that things will have to get better based on the underlying forces?

Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, it’s both. See, here’s what we do, and I think it’s worth explaining. What we do is, we have our midyear reviews. And all of our agencies come in, and they take a look at their existing pipeline, their opportunities, potential projects that they have. And all of our agencies do have a piece of their business that they don’t have as clear a line of sight but, historically, because of the nature of their clients, and so on, they expect to receive those types of projects.
So, it’s a combination of knowledge that the clients will be doing this, and that’s in their numbers. It’s opportunities where they believe they can create revenue with clients because they have ideas, or they’re already working with clients - and, frankly, some of these you haven’t sold through yet to the clients. And the other one is, they have six months to generate, what we call “to be generated,” and those numbers overall are reasonable given where we are and where our clients are.
So this isn’t just a number we say we have to achieve - which I think is the gist of your question - we have to achieve 3 - 4%; therefore, you have to generate this amount of money. Our business units come in with their business insights and where they think their business is. It’s not that we come in and tell them, this is the number you have to get. Obviously, if they’re very low, we have a healthy conversation on where they can seek opportunities to raise it, but that’s normal business, and that’s true every year. So it’s a little more, I’ll call it sophisticated, although it’s not an exact science, where our business units know their clients and conversations that they have with them are pending.
Mr. Cahall:
And just to follow up on some of the consumer goods stuff. You referenced what Unilever was talking about, but also that 80 basis points in the quarter. So, if I just put all that in context: (1) is it correct to assume that, in order to make the low end of your guidance, the majority of the rebound we’re going to see in growth is going to be domestic? And then, (2) what kind of assumption about that 80 bps of drag from consumer do you need to step up for you to get there on the domestic side?
Mr. Roth:
Well, first of all, since 60%, 62% of our business is from the U.S., so you can assume that we’re making an assumption that, that’s where we’re going to see recovery, particularly on the project side.
And we don’t see a big recovery in consumer goods. Obviously, if you just took the Unilever announcement, there are other opportunities within the consumer goods clients. Particularly what they’re looking at is consolidating. A lot of these big clients have thousands of agencies all over the world. That is clearly - and we’ve been arguing for years that that’s an inefficient way to operate, and they argue, well, local markets, and so on. Well, I think what we’re going to see, and this isn’t - I’m not just saying Unilever - in general, you’re going to see clients looking at the efficiencies of their agency structure. And we believe we’re in very good stay with many of our - most of our - clients, and, therefore, when they’re looking to consolidate a lot of these local agencies, it makes sense that we take on that work. So, we may have reduced spending overall, but if we pick up a bigger share of wallet from those clients, that makes up the delta. So I think it’s more of that than us saying all of a sudden is, they’re going to see the light and increase their spending by 20%.
Mr. Cahall:
And just a last one, does the Army materially factor into your outlook for the second half of the year since I know there’s kind of a binary outcome there?

Mr. Roth:
No, the Army should not affect us in 2017.
Mr. Cahall:
Great. Thank you.

Operator:
Thank you. Our next question is from Mr. Dan Salmon from BMO Capital Markets. Your line is open.
Daniel Salmon, BMO Capital Markets:
Hey, good morning, everyone. Michael, I think in your opening comments, I may have misheard it, but I think you cited, in addition to tech & telecom and the CPG issues, a little weakness in, softness in, financial services. Maybe I misheard that, but if I didn’t, if you could expand on that a little bit, if it’s client-specific or otherwise.
And then just to peel back the onion on the CPG issue a little bit more. We all play amateur CPG analyst on the side because it’s such a big category. And while it’s not a specialty, it strikes us that some of the issues that are affecting the big majors there, the rise of some challenger brands, maybe ones that are a little bit more digitally oriented - we’ve seen it in the razor vertical, for example, where some of them have been consolidated - and also the continued growth of private label at their retailers. So if you take a step back and look at where their challenges are coming from, how do you see that as an opportunity for agencies more broadly, and IPG specifically? Is that a group of - for example, the challenger brands, where you’ve got to grow your client list, rule out different services? Are they more direct-response oriented, less focused on branding? Just the high-level thoughts there would be appreciated.
Michael Roth, Chairman of the Board and Chief Executive Officer:
That’s a great question. First, let me answer the financial services. We are cycling through USAA, which was a client loss. And that had a big impact on the results for financial services. We also lost TD Bank. So those two had a negative impact on financial services. Our other financial service clients continue to be fine.
We actually had a meeting yesterday with a big client of ours, and the whole question that you just raised was relevant, and we had a good discussion of it in terms of - and they asked the same question you had, and that is, there’re challenger brands. There’re private labels. There’re all these different start-ups out there that are coming after us. And frankly, that’s the kind of conversations we’re having with our clients, and that is, how can we take on those types of challenges in the marketplace, and what resources do we have that can help them do that?
And that’s where you look at the data stacks. That’s where you look at consumer insights. That is where we can help our clients target not just specific individuals, but entire audiences. And how can we pick those audiences and really take longstanding brands that have relationships with clients and add value to what their offerings could be? And, frankly, that’s the best way to use our services, and it’s going to be around for a long time.
So yes, of course, we’re pitching these new start-ups. And yes, we’re picking them up as clients. But the clients that are - the big CPG clients - are dealing with this, and the only way to deal with it is to focus on their brands. Give permission, if you will, for these brands to get back in favor with the consumers. And there are a lot of insights here that our data and analytics group can provide.

And what’s interesting is that data and analytics is providing insights on the creative, not just on finding the consumer. In other words, what are they looking for? What conversation should they be having about the brand that is an a-ha moment with that consumer? In other words, what is it about the brand that they’ve been using for ten years, and now all of a sudden, if it’s just price, how can we show that the value of the brand is stronger?
So all that stuff actually helps us, because when we have these conversations with these clients, we can really make a difference in terms of the insights. So it’s a relevant question. It’s going on probably everyday with all of our clients in those spaces in terms of, how do you deal with it? And who is going to help them solve that other than our resources and tools, where we can provide those insights and not only have insights, but bring in the creative ideas that work with those insights to bring those customers either back or maintain those customers in this crazy market that we’re in?
So, yes, it’s a conversation that we’re having every day. And I think at the end of our meeting yesterday, the client walked away saying, this is really helpful to us, because this is what we’re looking for in terms of how we fight back.
Mr. Salmon:
Okay, great. Thanks, Michael.
Mr. Roth:
Thank you.

Operator:
Thank you. Our next question is from Mr. David Joyce from Evercore ISI. Your line is open. . . .
David Joyce, Evercore ISI:
Thank you. Just wanted to think about the pullback in the vertical spending from a different perspective. Just wondering if there was maybe some confusion in the marketplace given that there’s so many data sources and platforms and analytics out there. Granted that’s your - one of the priorities you added, your services will help all the clients navigate that. But I’m just wondering if, in addition to the other factors, if you could talk about how the industry is evolving with these new first-party and third-party services and how you would integrate and use those services. Thank you.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Look, this whole overhang of disintermediation in our business, and whether these dollars are going directly to these providers, and the answer is, in some cases, the answer is yes. In other cases, I think clients are realizing that they’re not getting the agnostic view of the analytics, they’re not getting the agnostic view of what else is there out there that can, maybe, can provide better value for those dollars. And they come back to us and say, all right, you tell us how you add value to this. But yes, there’s no question that those - even though we work very closely with those companies in terms of placing media dollars, they would prefer, in many cases, to go directly to our clients, but our clients realize that they’re not getting the agnostic view. And, especially given what’s happened this past year in terms of transparency, in terms of safety of the brand, there are a whole bunch of issues that, of course, clients sort of come back to us and say, what’s your view here and how you can help us? But it’s a battle we have.
Mr. Joyce:
Thank you very much.

Mr. Roth:
Thank you.

Operator:
Thank you. This concludes today’s conference. Thank you for participating. You may disconnect at this time.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you very much.

*    *    *    *    *

Cautionary Statement
This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.
Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K under Item 1A, Risk Factors.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED NON-GAAP RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)

	Three Months Ended June 30, 2017
	As Reported	Net Losses on Sales of Businesses [1]	Adjusted Results
Income Before Income Taxes	$170.1	$(13.1)	$183.2
Provision for Income Taxes	75.4		75.4
Effective Tax Rate	44.3%		41.2%
Equity in Net Loss of Unconsolidated Affiliates	(0.1)		(0.1)
Net Loss Attributable to Noncontrolling Interests	0.1		0.1
Net Income Available to IPG Common Stockholders	$94.7	$(13.1)	$107.8

Weighted-Average Number of Common Shares Outstanding - Basic	392.3		392.3
Add: Effect of Dilutive Securities
Restricted Stock, Stock Options and Other Equity Awards	8.0		8.0
Weighted-Average Number of Common Shares Outstanding - Diluted	400.3		400.3

Earnings Per Share Available to IPG Common Stockholders:
Basic	$0.24	$(0.03)	$0.27
Diluted	$0.24	$(0.03)	$0.27

[1] Includes losses on completed dispositions and the classification of certain assets as held for sale.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED NON-GAAP RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)

	Six Months Ended June 30, 2017
	As Reported	Net Losses on Sales of Businesses [1]	Adjusted Results
Income Before Income Taxes	$184.9	$(12.2)	$197.1
Provision for Income Taxes	73.3		73.3
Effective Tax Rate	39.6%		37.2%
Equity in Net Income of Unconsolidated Affiliates	1.1		1.1
Net Loss Attributable to Noncontrolling Interests	3.5		3.5
Net Income Available to IPG Common Stockholders	$116.2	$(12.2)	$128.4

Weighted-Average Number of Common Shares Outstanding - Basic	392.0		392.0
Add: Effect of Dilutive Securities
Restricted Stock, Stock Options and Other Equity Awards	7.6		7.6
Weighted-Average Number of Common Shares Outstanding - Diluted	399.6		399.6

Earnings Per Share Available to IPG Common Stockholders:
Basic	$0.30	$(0.03)	$0.33
Diluted	$0.29	$(0.03)	$0.32

[1] Includes losses on completed dispositions and the classification of certain assets as held for sale.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED NON-GAAP RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)

	Three Months Ended June 30, 2016
	As Reported	Losses on Sales of Businesses	Settlement of Certain Tax Positions	Adjusted Results [1]
Income Before Income Taxes	$205.8	$(3.7)		$209.5
Provision for Income Taxes	43.7		$23.4	67.1
Effective Tax Rate	21.2%			32.0%
Equity in Net Loss of Unconsolidated Affiliates	(1.9)			(1.9)
Net Income Attributable to Noncontrolling Interests	(3.3)			(3.3)
Net Income Available to IPG Common Stockholders	$156.9	$(3.7)	$23.4	$137.2

Weighted-Average Number of Common Shares Outstanding - Basic	400.1			400.1
Add: Effect of Dilutive Securities
Restricted Stock, Stock Options and Other Equity Awards	9.7			9.7
Weighted-Average Number of Common Shares Outstanding - Diluted	409.8			409.8

Earnings Per Share Available to IPG Common Stockholders:
Basic	$0.39	$(0.01)	$0.06	$0.34
Diluted	$0.38	$(0.01)	$0.06	$0.33

[1] The effect of the adoption of the Financial Accounting Standards Board Accounting Standards Update 2016-09, which was previously included in this table in 2016, has now been removed as the effect of the adoption is reflected in both periods.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED NON-GAAP RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)

	Six months ended June 30, 2016
	As Reported	Losses on Sales of Businesses	Valuation Allowance Reversals	Settlement of Certain Tax Positions	Adjusted Results [1]
Income Before Income Taxes	$192.8	$(20.0)			$212.8
Provision for Income Taxes	28.1	0.4	$12.2	$23.4	64.1
Effective Tax Rate	14.6%				30.1%
Equity in Net Loss of Unconsolidated Affiliates	(1.8)				(1.8)
Net Income Attributable to Noncontrolling Interests	(0.6)				(0.6)
Net Income Available to IPG Common Stockholders	$162.3	$(19.6)	$12.2	$23.4	$146.3

Weighted-Average Number of Common Shares Outstanding - Basic	400.4				400.4
Add: Effect of Dilutive Securities
Restricted Stock, Stock Options and Other Equity Awards	9.0				9.0
Weighted-Average Number of Common Shares Outstanding - Diluted	409.4				409.4

Earnings Per Share Available to IPG Common Stockholders:
Basic	$0.41	$(0.05)	$0.03	$0.06	$0.37
Diluted	$0.40	$(0.05)	$0.03	$0.06	$0.36

[1] The effect of the adoption of the Financial Accounting Standards Board Accounting Standards Update 2016-09, which was previously included in this table in 2016, has now been removed as the effect of the adoption is reflected in both periods.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.